Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 1, 2022 (the “Effective Date”), by and between SKY HARBOUR GROUP CORPORATION, a Delaware corporation (the “Company”), and Tal Keinan (“Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.    Purpose. The purpose of this Agreement is to terminate all prior agreements between the Company, and any of its affiliates, and Employee relating to the subject matter of this Agreement, to recognize Employee's significant contributions to the overall financial performance and success of the Company, and to provide a single, integrated document which shall provide the basis for Employee's continued employment by the Company. In consideration of the execution of this Agreement and the termination of all such prior agreements, the parties each release all rights and claims that they have, had or may have arising under such prior agreements.

2.    Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Employee to serve as Chief Executive Officer. Employee accepts such continued employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Company. Except as expressly provided in Subsection 13(b), and the following sentence, Employee shall devote substantially all of Employee’s business time, attention and effort to the performance of Employee’s duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee's duties.

3.    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year ending on the first anniversary of the Effective Date, subject to prior termination as set forth in Section 8 (the “Initial Term”). Upon expiration of the Initial Term or any extended Employment Term, Employee’s employment shall automatically renew under the terms of this Agreement for an additional one-year period (without any action by Company or Employee) unless one party provides written notice to the other party at least 60 days in advance of the expiration of the Initial Term of its desire to not renew, or to modify the provisions of, this Agreement (“Non-Renewal”). Any such renewal term, together with the Initial Term shall be referred to as the “Employment Term.” Notwithstanding the above, either party may elect to terminate this Agreement at any time during the Employment Term pursuant to Section 8.

4.    Salary. As of the Effective Date and continuing during the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $500,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. At least 90 days prior to the expiration of the Initial Term (or as otherwise agreed by the parties), the compensation committee of the Company’s Board of Director’s (the “Board”) shall review Employee’s base salary for potential increase (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”). Employee’s base salary may not be decreased without Employee's express written consent; provided, however, that Employee hereby consents in advance to any Company-wide salary reductions.

5.    Other Compensation and Fringe Benefits. Employee shall be entitled to the following during the Employment Term:

(a)

the standard Company retirement, health and welfare benefits generally provided to Employee by the Company on the same terms and conditions generally applicable to such benefits. The Company reserves the right to modify or eliminate any benefit plan at any time.

(b)

a discretionary annual incentive bonus opportunity for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance metrics established by the Company (the “Annual Bonus”), such performance metrics for 2022 as set forth in Exhibit A. Employee's target Annual Bonus shall be no less than 100% of Employee's Annual Base Salary. Employee's Annual Bonus may be periodically reviewed and increased (but not decreased without Employee's express written consent) at the discretion of the Company. For Employee to be eligible for the Annual Bonus, Employee must be employed by the Company on December 31 of the year for which the Annual Bonus, if any, is earned. The Annual Bonus, if any, will be paid no later than March 15 of the year following the year in which the Annual Bonus is earned.

(c)	Equity Awards.

(i)

Subject to approval of the Company’s Board or compensation committee of the Board, Employee is eligible for a one-time restricted stock unit grant (the “Initial Grant”) with respect to a number of shares of the Company’s common stock with a fair market value not to exceed $750,000 on the grant date. The Initial Grant shall vest over four years, with 25% of the Initial Grant vesting on the first anniversary of the grant date, and the remainder of the Initial Grant vesting in equal monthly installments thereafter. The Initial Grant shall vest 100% upon the closing of a Change in Control (as defined in the Company’s 2022 Incentive Award Plan, as amended from time to time (the “Plan”) subject to Employee’s valid and timely execution and nonrevocation of the Company’s form of general release of claims and covenant not to sue. The Initial Grant shall otherwise be subject to the terms, definitions and provisions of the Plan.

(ii)	Employee will be eligible for future equity grants, at the discretion of the Board or compensation committee of the Board.

(iii)

All equity awards granted to Employee under the Plan shall vest in full upon Employee’s termination of employment due to retirement if, at the time of such separation from service, the sum of Employee’s age and years of service with the Company add up to 65 or more on the date of such termination of employment and in accordance with Section 409A (as defined below).

6.    Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods as provided to similarly situated employees and in accordance with the Company's standard policies, or as the Company may approve. In addition, Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company may approve.

7.    Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for Employee’s reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company's expense reimbursement policy. The Company shall reimburse any reasonable expenses incurred by Employee related to Employee’s tax preparation.

8.    Termination of Employment. Employee’s employment will be “at-will,” which means that Employee or the Company may terminate Employee’s employment at any time without any advance notice, and for any reason or no reason at all, in accordance with Subsection 8(a). No one may change the at-will nature of Employee’s employment, except in an express written agreement approved by the Board or a committee of the Board and signed by Employee and an officer of the Company. The Employment Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.

(a)

Notice of Termination. Except in the case of Non-Renewal in accordance with Section 3, any termination of Employee's employment (other than by reason of death) shall be communicated by a written Notice of Termination given in accordance with Section 24. For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates (i) the date of termination, if other than the date of receipt of the Notice of Termination; provided, however, that any such date shall not exceed the date of receipt by more than 30 days; provided, further, that such date of termination upon death of Employee shall be the date of death; (ii) the specific termination provision in this Agreement relied upon and (iii) with respect to a termination for Cause, Disability or Good Reason (each as defined below), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination (such date, as the case may be, the “Date of Termination”).

(b)

No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(c)

Cause. For purposes of this Agreement, a termination for “Cause” means a termination by the Company based upon: (i) Employee’s willful breach of Employee’s covenants contained in this Agreement, in any material respect, which breach remains substantially uncured for 15 or more days after Employee’s receipt of written notice from the Company of such breach; (ii) Employee’s willful failure or refusal to perform the duties and responsibilities lawfully required to be performed by Employee under the terms of this Agreement or otherwise reasonably requested by the Company; (iii) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties on behalf of the Company; (iv) Employee’s willful commission of an act of material dishonesty adversely affecting the Company, or the commission of an act constituting common law fraud or a felony or the commission of any other act or omission involving misappropriation, embezzlement, material dishonesty, or theft with respect to the Company or any of its affiliates or (v) any willful or intentional act or omission materially aiding or abetting a competitor or supplier of the Company or any of its affiliates to the disadvantage or detriment of the Company, in each case as determined by the Board.

(d)

Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon Employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if Employee is not a participant in the Company's long-term disability plan or policy on the Date of Termination, Employee shall still be considered terminated based upon Disability if Employee would have been entitled to benefits under the Company's long-term disability plan or policy had Employee been a participant on Employee’s Date of Termination.

(e)

Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:

(i)	a reduction in Employee’s Annual Base Salary by 10% or greater (unless such reduction applies generally to all employees of the Company); or

(ii)	a material diminution in Employee’s authority, duties or responsibilities.

Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that the events described herein shall not constitute Good Reason unless Employee notifies the Company in writing within 30 days following the event purportedly giving rise to Good Reason and the Company fails to cure the circumstances purportedly giving rise to Good Reason within 30 days following such notice by Employee (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then Employee may tender Employee’s resignation for Good Reason, such resignation to be effective no later than 30 days following the end of the Cure Period; it being understood that if Employee fails to resign within such 30 day period, Employee’s right to terminate Employee’s employment for Good Reason on account of the event or events described in such notice shall be deemed to be waived.

9.    Obligations of the Company Upon Termination.

(a)

Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee's employment is terminated by: (1) the Company for any reason other than (a) Cause, (b) death or (c) Disability; or (2) Employee for Good Reason:

(i)

the Company shall pay Employee the following (collectively, the “Accrued Obligations”): (A) within five business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)

the Company shall pay Employee severance payments equal to the sum of: (A) 24 months of Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing and (B) the highest Annual Bonus paid to Employee by the Company within the three years preceding Employee’s termination of employment, payable in equal installments in accordance with the Company’s standard payroll practices and procedures (the “Severance Payments”). The Severance Payments will commence on the 60th day following the Date of Termination, provided that on the Company’s first payroll date after the 60th day following the Date of Termination, the Company will pay Employee a lump sum payment equal to the amount of the Severance Payments that Employee would have received on or prior to such date under the original schedule, with the balance of the Severance Payments being paid originally as scheduled on the Company’s regular payroll schedule (provided, that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A and such 60 day period spans two calendar years, any payment of such amounts shall be made in the second calendar year); and

(iii)

all stock option, restricted stock units and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time), in which case, they will only vest pursuant to their express terms; provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.

(b)

Termination based on Non-Renewal, by the Company for Cause or by Employee without Good Reason. If Employee's employment is terminated (i) based on Non-Renewal by either party; (ii) by the Company for Cause or (iii) by Employee without Good Reason, the Company's only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)	Termination due to Death or Disability. If Employee's employment is terminated due to death or Disability:

(i)

the Company shall pay Employee (or to Employee's estate or personal representative in the case of death) within 30 business days after the Date of Termination (A) any Accrued Obligations, plus (B) a prorated Annual Bonus based upon the target Annual Bonus in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; and

(ii)

all stock option, restricted stock units and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time), in which case, they will only vest pursuant to their express terms; provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.

(d)

Release. Notwithstanding any provision herein to the contrary, prior to payment of any amount or provision of any benefit under this Section 9, including vesting acceleration as provided in Subsections 9(a)(iii) and 9(c)(ii), Employee shall have executed and delivered an irrevocable confidential separation agreement and general release of the Company and its affiliates and related parties in such form as is reasonably required by the Company. With respect to any release required to receive payments owed pursuant to this Section 9, the release must be signed by Employee and returned to the Company, unchanged, effective and irrevocable, no later than 60 days after the Date of Termination.

10.    Code Section 280G.

(a)

If the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable U.S. federal, state, local, and other taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the manner that results in the greatest economic benefit for Employee, as determined by the Firm (as defined below). If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata. If deemed necessary for compliance with Section 409A, any reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are such “deferred compensation.”  To the extent any such payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order. Further, to the extent that any Payments are submitted to the Company’s stockholders for approval in accordance with U.S. Treasury Regulation Section 1.280G-1 Q&A 7, any reduction in, or waiver of, such Payments required by such vote will be applied without any application of discretion by Employee and in the order prescribed by this Section 10. In no event shall the Company or any shareholder be liable to Employee for any amounts not paid as a result of the operation of this Section 10.

(b)

Unless the Company and Employee otherwise agree in writing, the Company will engage a nationally recognized firm of independent public accountants selected by the Company and to which Employee agrees, or such other person or entity to which the parties mutually agree (the “Firm”) to make any determinations required under this Section 10, which determinations will be made in writing by the Firm. The Company and Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make its determinations under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

11.    Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12.    Confidential Information. Employee acknowledges that Employee occupies a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Therefore, Employee agrees not to disclose, nor use for Employee’s benefit or the benefit of any other person or entity, any of the Company’s Confidential Information. For the purposes of this Agreement, “Confidential Information” means (i) trade secrets, inventions, ideas, processes, formulas, algorithms, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, donors, and customers; (iii) sensitive personnel information including the skills and compensation of other employees of the Company; (iv) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, donors, whether existing or potential; (v) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product or marketing concepts and (vi) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers. For the avoidance of doubt, Confidential Information does not include (x) information that is or becomes generally known to the public through lawful means and through no fault of yours; (y) information that was part of your general knowledge prior to the initial disclosure of the information to you by the Company or any person under a duty of confidentiality or (z) information that is disclosed to you without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality.

13.    Non-Competition.

(a)

During Employment Term. Employee agrees that, during the Employment Term, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and Employee will not engage in any way whatsoever, directly or indirectly, in any business that competes with the Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which competes with the Company's or its affiliates' principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work Employee performs as an employee of the Company, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)

After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of Employee’s employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of 24 months after Employee's Date of Termination (the “Restricted Period”), for any reason whatsoever, except as otherwise stated herein below, Employee agrees: (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets, where such employment, engagement, investment or interest (x) is in the same or a similar capacity to Employee’s position at the Company; (y) may require Employee to disclose, or inevitably disclose, the Company’s trade secrets or confidential proprietary information or (z) may impair the goodwill of the Company or otherwise interfere with its business and (ii) on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate, and with which or whom Employee had direct or indirect contact during the 12 months prior to Employee’s termination. For sake of clarity, working, directly or indirectly, for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this Section 13: the Company or its affiliates or their successors if this Agreement is assumed by a third party as contemplated by Section 21.

14.    Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

15.    Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of the Company. Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16.    Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Employee of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any arbitrator or court of competent jurisdiction, as applicable, to restrain or compel Employee to perform as agreed herein. Employee hereby acknowledges that obligations under Sections and Subsections 12, 13(b), 14, 15, 16, 17, and 18 shall survive the termination of employment and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

17.    No Mitigation. The Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 9) shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

18.    Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including, without limitation, any prior agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

19.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

20.    Dispute Resolution.

(a)

Binding Arbitration. The parties agree that all disputes arising from or relating in any way to this Agreement or Employee’s employment with the Company shall be resolved by final and binding arbitration before a neutral arbitrator in accordance with the then current JAMS Employment Arbitration Rules & Procedures, which are available for review at www.jamsadr.com/rules-employment-arbitration. Notwithstanding any contrary statement in such JAMS rules and policy, however, the Company shall pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing, except that Employee shall be responsible for paying the initial arbitration filing fees up to the amount Employee would have had to pay had the matter been filed in court. The arbitrator shall have the authority to award costs and attorney's fees to the prevailing party as provided by applicable law to the same extent as in a court of law. Otherwise, each party shall bear its own costs and attorney's fees incurred in connection with the arbitration. Each and every one of the Company’s shareholder(s), subsidiaries, directors, officers, employees, and other agents is expressly designated a beneficiary of the agreement to arbitrate provided by this Section 20. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 20, except if any court finds that the Federal Arbitration Act does not apply, the laws of the state of New York shall govern the interpretation and enforcement of this Section 20.

(b)

No Class or Collective Arbitration. The arbitrator shall not have the authority to adjudicate class, collective, or representative claims, to award any class, collective, or other representative relief on behalf of any person other than Employee, or, without all parties' consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding.

(c)

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT OR THE PERFORMANCE BY THE PARTIES OF ITS OR THEIR TERMS IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ONE PARTY AGAINST THE OTHER, REGARDLESS OF THE BASIS OF THE CLAIM OR CAUSE OF ACTION.

21.    Successors. This Agreement may not be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.    Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

24.    Notices. Employee agrees to accept by mail or email all documents, notices, requests or instructions relating to this Agreement and Employee’s employment with the Company, including all other documents that the Company is required to deliver to its employees. Employee may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with Employee’s ability to access the documents. Any document, notice, request or instruction to be given hereunder shall be in writing and shall be deemed given when emailed, personally delivered or three days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested. Any documents sent pursuant to this Section 24, shall be sent to the parties at their respective addresses set forth below:

To the Company:         Sky Harbour Group Corporation

                                    136 Tower road

Hangar M

Westchester County Airport

White Plains, NY 10604

Attn: General Counsel

To Employee:             Last address on file with the Company

25.    Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26.    Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

27.    Claw-Back. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under (i) the policies or any claw-back policy adopted by the Company; (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder and (iii) the Sarbanes-Oxley Act of 2002.

28.    Code Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code and related Treasury Regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company, the Company’s affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Employee with respect to any taxes, penalties, interest or other costs or expenses Employee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of Employee’s termination of employment, Employee shall not be deemed to have terminated employment unless and until Employee has experienced a “separation from service” (as that term is used in Section 409A). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Employee that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (i) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred; (ii) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit and (iii) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, on and after the date on which the Company’s stock becomes publicly traded on an established securities market or otherwise, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, Employee's date of death).

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

SKY HARBOUR GROUP CORPORATION		EMPLOYEE

By:	Alethia Nancoo	/s/ Tal Keinan

Its:	Chairman of Compensation Committee	Tal Keinan

EXHIBIT A

2022 Performance Metrics for Tal Keinan

A-1